Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

Boustead Wavefront Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A ordinary shares, $0.0001 par value(1)(3)	Rule 457(o)	3,450,000	$6.00	$20,700,000	(3)	0.0000927	$1918.89
Fees to be Paid	Equity	Representative’s Warrants(4)	Rule 457(g)(4)	241,500	—	—		—	—
Fees to be Paid	Equity	Class A ordinary shares, $0.0001 par value, underlying Representative’s Warrants (5)	Rule 457(g)	241,500	$6.00	$1,449,000	(3)	0.0000927	$134.33
	Total Offering Amounts					$22,149,000			$2053.22
	Total Fees Previously Paid								$.00
	Total Fee Offsets								$.00
	Net Fee Due								$2053.22

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes the offering price of Class A ordinary shares that the underwriter has the option to purchase to cover over-allotments, if any.

(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional Class A ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act, as amended.

(4)	No fee required pursuant to Rule 457(g).

(5)	We have agreed to issue to the representative of the underwriters (the “Representative”), upon the closing of this offering, warrants to purchase a number of Class A ordinary shares equal to an aggregate of 7% of the total number of Class A ordinary shares (the “Representative Warrants”) sold in the offering (including the over-allotment option). The Representative Warrants will have an exercise price of 100% of the public offering price of the Class A ordinary shares sold in the offering. The Representative Warrants will be exercisable upon issuance, will have a cashless exercise provision and will terminate on the fifth anniversary of the commencement date of sales in this offering.